UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2018

PATRIOT GOLD CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-32919	86-0947048
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3651 Lindell Road, Suite D165
Las Vegas, NV 89103

(Address of principal executive offices)

1-866-998-4223

(Registrant’s telephone number, including area code)

__________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01 Other Events

Update On Windy Peak Gold Project

Patriot Gold Corp ("Patriot") has assembled a claim block of 133 unpatented claims totaling approximately 2,727.3 contiguous acres as its Windy Peak gold project ("Windy Peak") near Middlegate, Nevada. The land is administered by the Bureau of Land Management ("BLM"). The claims are 100% owned by Patriot. Permitting for a drilling program has been granted by the BLM. Patriot has identified drilling targets, and is in the process of selecting a drilling contractor.

The Windy Peak is located in the state of Nevada, approximately 5 1/2 miles south of Middlegate and approximately 45 miles southeast of Fallon. Access to the project area is by paved highway, followed by a short stretch of gravel road. Windy Peak is located in a gold-producing region which hosts such deposits as the Paradise Peak and Rawhide. Windy Peak is located near the edge of the Walker Lane, a northwest trending belt hosting several producing mines.

Exploration on and around the property has included geologic mapping, rock chip sampling, sagebrush biogeochemistry, VLF-EM, VLF-resistivity and magnetic geophysical surveys, and reverse circulation drilling. Various companies, including Terraco Gold Corp, Solitario Resources, Red Star Gold, Pegasus Gold Corp, Rio Tinto, and Kennecott, have conducted drilling on and around the property, with more than 70 holes drilled. Limited small-scale mining activities have been conducted by various private parties since the 1940's, including a small glory hole mined during the 1970's centered on Hill 6483. Previous work on the property included many vertical holes, which are not suited to testing the high-angle structures known to host the gold- bearing veins. Some of the holes previously drilled are inferred to be too shallow to properly test targets.

The general geology of Windy Peak consists of a thick sequence of layered volcanic rocks which have been folded into a broad north-south trending antiform. Associated with the western part of this fold is a widespread chalcedonic sinter breccia at the top and locally moderate amounts of visible cinnabar. Along the south face of the main hill are exposures of east-west trending faulted vein-breccia zones. A small open pit follows one of the east-west breccia zones. Gold-silver mineralization extends beyond the pit to the east and west, and may occur in several sub-parallel, vein-breccia zones. Host rocks to the mineralization are generally latite in composition and consist of variably welded lithic ash flow tuff units. Gold and silver mineralization is associated with several styles of mineralization that include both low angle and steeply dipping structures that contain quartz veins, mineralization associated with hydrothermal vent breccias, mineralization associated with the margins of volcanic domes and mineralization associated with volcanic formations that have undergone silicification resulting in the development of jasperoid. Quartz veins are generally restricted to only one meter in width. Other styles of mineralization are tens to hundreds of meters in size and display variably silicified and argillically altered latite volcanic bedrock. The mineralization is characterized by low sulfide concentrations.

Soil sampling results include gold associated with silver, mercury, arsenic, antimony and tungsten, although absolute values have tended to be low. The low values reflect the type of mineralization, which is associated with Type 2, low sulfide-bearing quartz veins. This type of mineralization occurs as structurally-controlled bonanza grades of gold as well as disseminated deposits of the Round Mountain type. Various higher gold values have been obtained from veins and quartz stockworks on the property, but fluid inclusion data indicate that the veins exposed on the surface are mostly above the gold zone.

This area is believed to be the focus of caldera resurgence and hydrothermal activity, where extensive faulting and brecciation provided plumbing systems for the hydrothermal fluids that precipitated gold in the structures. Drilling target areas indicate that large tonnage, high-grade gold deposits could occur within them. In addition, a poorly consolidated tuft is often silicified and mineralized near the structures, which illustrates the potential for large-tonnage, disseminated gold mineralization adjacent to gold-mineralized structures.

Patriot has not prepared a 43-101 compliant technical report on the Windy Peak, and no known mineral reserves or resources have been identified.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Patriot Gold Corp.
(Registrant)

By: /s/ Trevor Newton
Trevor Newton, President and Director

Date: February 2, 2018

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